Exhibit 10.29

ALEXION PHARMACEUTICALS, INC.

2004 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR FRENCH PARTICIPANTS

THIS AGREEMENT, made as of this              day of                     , 200     (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you (“Participant”) sets forth the terms and conditions of an Award of restricted stock units (“Restricted Stock Units”) granted to Participant under the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan and the Rules of the Alexion Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Plan for Awards Granted to Participants in France (the “French Plan”) (collectively, the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant Participant, and Participant desires to accept, an Award of Restricted Stock Units, upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Restricted Stock Units granted to Participants in France are intended to be French-qualified Restricted Stock Units that qualify for the favorable income tax and social security regime in France, as set forth in the French Plan. Certain events may affect the status of the Restricted Stock Units as French-qualified Restricted Stock Units and the Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-qualified Restricted Stock Units during the life of the Award, and the Participant will not be entitled to any compensation or other amounts if the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company hereby grants to Participant the number of Restricted Stock Units set forth in an award letter delivered to Participant together with this Agreement (the “Award Letter”), subject to the terms and conditions of the Plan and this Agreement.

2. Vesting. Except as otherwise provided in the Plan, the Restricted Stock Units shall become vested in the amounts and on the dates specified in the Award Letter (each, a “Vesting Date”), provided that Participant remains in the continuous employment or other service of the Company or any affiliates through each applicable Vesting Date. In no case shall the Vesting Date occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant Sections of the French Tax Code or of the French Social Security Code, as amended, except in case of death of the Participant or in case of Disability of the Participant (as defined in the French Plan).

3. Form and Timing of Payment. Each Restricted Stock Unit represents the right to receive one share of Common Stock of the Company on the Vesting Date. Unless and until the Restricted Stock Units have vested in the manner set forth in Section 2 and the Award Letter, Participant shall have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and this Agreement, Restricted Stock Units that vest in accordance with Section 2 and the Award Letter will be paid to Participant in whole shares of Common Stock, on, or as soon as practicable after, the Vesting Date.

4. Forfeiture. Except as otherwise provided in an employment or other agreement between Participant and the Company or any affiliates or in the Plan, Participant shall immediately forfeit to the Company any and all unvested Restricted Stock Units, and all rights and interests therein, without compensation, upon the cessation of Participant’s employment or other service with the Company or any affiliates, except in the event of cessation of employment or service due to death.

5. Rights as Stockholder. No shares of Common Stock shall be delivered hereunder until all requirements for vesting have been satisfied. Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Award until such shares are issued to Participant. Except as otherwise provided herein or in the Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

6. Nontransferability. The Award is not assignable or transferable except upon Participant’s death to a Beneficiary.

7. Securities Restrictions. Shares of Common Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) the Federal securities laws, state “blue sky” laws, an applicable listing requirement of any applicable securities exchange and any other law or regulation applicable to the vesting of this Award, and the Company shall not be obligated to issue or deliver shares of Common Stock hereunder if the issuance or delivery of such shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

8. Restrictions on Transfer of Shares of Common Stock. The Participant will not be permitted to sell or transfer any shares of Common Stock issued to Participant upon vesting of the French-qualified Restricted Stock Units until the second anniversary of the applicable Vesting Date, or such other period as is required to comply with the minimum holding period applicable to shares of Common Stock underlying French-qualified Restricted Stock Units under Section L. 225-197-7 of the French Commercial Code, as amended or by the French Tax Code or French Social Security Code, as amended to benefit from the favorable tax and social security regime, provided however, that this mandatory holding period shall not apply in the event of Participant’s termination of employment by reason of death or Disability (as defined in the French Plan). Furthermore, the shares of Common Stock underlying French-qualified Restricted Stock Units cannot be sold during certain Closed Periods (as defined in the French Plan and as interpreted by the French administrative guidelines), to the extent applicable under French law.

If the Participant is a managing director under French law (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Director Général, Directeur Général Délégué, Gérant de Sociétés par actions), the Particpant agrees to hold 20% of the shares of Common Stock issued to the Participant on the Vesting Date of the Restricted Stock Units until the Participant ceases to serve as a managing director, as long as it is a requirement for French-qualified the Restricted Stock Units to hold such amounts. Until this holding period has been satisfied, any shares of Common Stock issued to the Participant must be held in a brokerage account designated by the Company at its discretion and cannot be transferred out of such account without the Company’s consent.

At the Company’s discretion, the share certificates for all shares of Common Stock subject to the French-qualified Restricted Stock Units may bear a legend setting forth the restriction on sale or transfer for the time period set out in this Section 8. In addition, the shares of Common Stock may be held until the expiration of the holding period, at the Company’s discretion, either by the Company or by a transfer agent designated by the Company. In addition, the Shares may be held in an account in Participant’s name with a broker designated by the Company or in such manner as the Company may otherwise determine in compliance with French law, and with holding periods.

9. Continuance of Employment or Other Service. Nothing in this Agreement shall be deemed to create any obligation on the part of the Company or any affiliates to continue the employment or other service of Participant or interfere with the right of the Company or any affiliates to terminate the employment or service of Participant.

10. Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. Participant acknowledges receipt of a copy of the Plan prior to the date of this Agreement.

11. Acknowledgment of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units has been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) Participant’s participation in the Plan is voluntary;

(e) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any affiliates, and which is outside the scope of Participant’s employment or service contract, if any;

(f) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any affiliate;

(g) in the event that Participant is not an employee of the Company or any affiliates, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any affiliates;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Common Stock acquired upon vesting of the Award resulting from termination of Participant’s continuous service by the Company or any affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and any affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(j) in the event of termination of Participant’s continuous service (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in an Award under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment will not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Award;

(k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition of the underlying shares of Common Stock; and

(l) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Withholding. Regardless of any action the Company and/or Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Stock Units, the subsequent sale of any shares of Common Stock acquired upon vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from any wages or other cash compensation paid to Participant by the Company and/or the Employer, within legal limits. Alternatively, or in addition, if permissible under local law, Participant authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Participant by one or a combination of the following: (i) withholding otherwise deliverable shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to Participant (on Participant’s behalf and at Participant’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting of the Award. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to Participant any shares of Common Stock pursuant to the Award if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.

13. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. Participant understands recipients of the Data may be located in Participant’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the

Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

14. Disqualification of French-qualified Restricted Stock Units. If the French-qualified Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French Plan or is contrary to French rules, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Committee may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the shares of Common Stock which may have been imposed under the French Plan and this Agreement.

15. Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future grants made under the Plan by electronic means or request that Participant consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Severability. In the event any one or more of the provisions of the Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision

18. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Connecticut and agree that such litigation shall be conducted only in the courts of New Haven County, Connecticut, or the federal courts for the United States for the District of Connecticut, and no other courts, where this grant of Restricted Stock Units is made and/or to be performed

19. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

[INSERT THE NEXT TWO PARAGRAPHS ONLY IF THE AGREEMENT AND AWARD LETTER ARE NOT TRANSLATED INTO FRENCH]

By clicking on the “I accept” button or by signing this document providing for the terms and conditions of your grant, you confirm having read and understood the documents relating to this grant (the Award Letter, the U.S. Plan as amended by the French Plan and this Agreement) which were provided to you in the English language. You accept the terms of those documents accordingly.

En cliquant sur le bouton “J’accepte” ou en signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (la Lettre d’Attribution, le Plan U.S. tel qu’amendé par le Plan pour la France et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

Name: